Exhibit 10.1

CONSULTANCY AGREEMENT

This Consultancy Agreement (“Agreement”) is entered into by and between Smurfit-Stone Container Corporation (“Company”) and Steven J. Klinger (“Contractor”) effective January 1, 2011 (the “Effective Date”).

WHEREAS, the Contractor has been employed as the Company’s President and Chief Operating Officer (“COO”) and has been a member of the Company’s Board of Directors;

WHEREAS, the Contractor shall separate from his employment with and resign from the Board of the Company effective December 31, 2010; and

WHEREAS, the Company desires to retain the Contractor as an independent contractor for a three-month period following such separation for the provision of Consulting Services (as defined in Section 2 below).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.             Consulting Period.  Subject to the terms of this Agreement, the Contractor shall provide Consulting Services (as defined in Section 2 below) to the Company for a three-month period beginning January 1, 2011 and ending March 31, 2011 (the “Consulting Period”), unless terminated pursuant to Section 4 below.

2.             Consulting Services.  During the Consulting Period, the Contractor will, as an independent contractor, devote substantially all his business time and efforts providing consulting services as are reasonably requested by the Company’s CEO and Board of Directors (“Board”) with respect to its operations (collectively, the “Consulting Services”).  The Contractor shall perform all Consulting Services diligently, in the best interests of the Company and to the best of his professional ability and judgment. The Contractor shall not enter into any agreement or other obligations on behalf of the Company without the express prior consent of the CEO or the Board.

3.             Consulting Fee.  The Company will pay the Contractor a consulting fee during the Consulting Period at the rate of $150,000 per month for three months (the “Consulting Fee”) which is payable in arrears within seven days after the end of each month. There shall be no withholdings from such payments and the Contractor shall be solely responsible for any and all taxes with respect to such payments.  In addition to the Consulting Fee, the Contractor shall have access to the Company’s office space in Creve Coeur, Missouri and its office space in Atlanta, Georgia.  During the Consulting Period, the Company will maintain the Contractor’s cellular service on his Company telephone and his email account.  In addition, the Company will reimburse the Contractor for all reasonable and necessary business expenses incurred by him in connection with his duties hereunder (in each case, as reasonably determined by the Company). The Contractor acknowledges and agrees that he is performing Consulting Services for the Company solely as an independent contractor, he will not be considered a Company employee for any purpose, and he hereby waives participation in and shall not receive any employee benefits (except as otherwise provided pursuant to the previously executed Agreement and General Release of Claims).  The Contractor acknowledges and agrees that the compensation and perquisites provided herein amount to the total compensation to which he is entitled for the Consulting Services and his other undertakings in this Agreement.

4.             Termination.  Notwithstanding any other provision of this Agreement, the Company, in its discretion, may immediately terminate the Consulting Period and Contractor’s Consulting Services for any reason.  Notwithstanding any such termination by the Company prior to the end of the Consulting Period, the Contractor shall be entitled to receive his Consulting Fee for the entire the Consulting Period, unless such termination is for Cause (as defined herein), in which case such payment shall cease immediately upon the termination, provided however that the Contractor shall be paid on a prorated basis for his services through the date of any such termination.  For purposes of this Agreement, “Cause” shall mean any of the following:  (i) the Contractor’s willful and continued failure to substantially perform his duties as a Contractor (other than any such failure resulting from inability due to physical or mental illness or incapacity), (ii) the Contractor’s willful misconduct, which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) the Contractor’s engaging in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard comparable to senior executive officers of the Company, or (iv) the Contractor’s material breach or threatened material breach of any provision of this Agreement or his breach or threatened breach of Section 8 of the Amended and Restated Employment Agreement (“Employment Agreement”) or Section 11 of the Agreement and General Release of Claims, without the prior express written consent of a duly authorized member of the Board.

5.             Acknowledgement and Indemnification.  The Contractor acknowledges and agrees that he is and shall be solely responsible for the payment of any and all applicable federal, state, local, and other taxes relating to any Consulting Fees or other amounts or rights granted to the Contractor under this Agreement.  The Contractor further agrees to indemnify, defend, and hold harmless the Company and the other Indemnified Parties (as defined herein) for and against:  (a) any and all federal, state, local, or other tax liability (including without limitation, liability for back withholding, penalties, and interest) incurred by any of the Indemnified Parties relating in any way to any Consulting Fee or other rights granted under this Agreement. The term “Indemnified Parties” as used in this Agreement means:  (i) the Company and its present and future affiliates, partnerships and other related entities (whether or not wholly owned); (ii) each of their respective present and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, associates, agents, representatives, employees, and attorneys; and (iii) the successors and assigns of each of the foregoing.

6.             Amendments of Stock Option Agreement and Restricted Stock Unit Agreement. The Company and Contractor are parties to a Stock Option Agreement and a Restricted Stock Unit Agreement (collectively “Stock Agreements”), each granted on June 30, 2010 under the Smurfit-Stone Container Corporation Equity Incentive Plan (the “Plan”).  Section 2.2 (d) of the Stock Option Agreement and Section 3.3.4 of the Restricted Stock Unit Agreement shall be amended to provide that at the expiration of the Consulting Period any unvested portion of the option and any unvested portion of the restricted stock unit award subject to the Stock Agreements shall remain outstanding until the six-month anniversary of the expiration of the Consulting Period and to further provide that if a Change in Control, as defined in the Plan, occurs within six months following the expiration of the Consulting Period then any such unvested option and restricted stock unit award shall be 100% vested upon such Change in Control.

7.             Section 409A.  For purposes of all payments to the Contractor pursuant to the Employment Agreement that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, and are payable upon or by reference to the Contractor’s termination of employment, his termination of employment shall be deemed to occur when he ceases to perform Consulting Services or at such other time at which he has a “separation from service,” within the meaning of Section 409A.

8.             Confidentiality, Intellectual Property and Restrictive Covenants. This Consulting Agreement in no way affects any of the parties’ continuing rights and obligations pursuant to the Employment Agreement and Agreement and General Release of Claims, including without limitation the Contractor’s obligations related to confidentiality, intellectual property and restrictive covenants contained therein.

9.             Return of Property.  Upon the termination of the Consulting Period or demand of the Company, the Contractor shall immediately return all property of the Company.

10.           Assignment.  The Company may assign this Agreement to any parent, affiliate, or subsidiary of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company.  The Contractor may not assign any of his rights or obligations under this Agreement.

11.           Entire Agreement.  Except to the extent provided herein, this Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters.

12.           Governing Law, Headings, Amendment and Waiver.  This Agreement shall be governed by the internal laws of the State of Illinois, without regard to its conflict of laws rules. The Section headings used herein are for convenience only and are not to be considered in interpreting this Agreement.  This Agreement may be modified only in writing signed by both parties, and a party’s failure to enforce this Agreement in the event of one or more events which violate it shall not be a waiver of any right to enforce this Agreement against subsequent violations.

13.           Modification and Severability.  If any restriction(s) incorporated by Section 8 is found unenforceable by a court of competent jurisdiction, the parties agree that any such restriction(s) may be modified or limited so that it may then be enforced to the fullest extent possible.  All of the provisions of this Agreement are severable if a court of competent jurisdiction finds any of them unenforceable (after any modification or limitation under the foregoing).

THE PARTIES STATE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND INTEND TO BE BOUND THERETO:

Steven J. Klinger		Smurfit-Stone Container Corporation

By:	/s/ Steven J. Klinger	By:	/s/ Ralph F. Hake

Date:	January 1, 2011	Title:	Chairman of the Board

		Date:	January 1, 2011